As filed with the Securities and Exchange Commission on June 7, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NEXMED, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	87-0449967 (I.R.S. Employer Identification No.)
6330 Nancy Ridge Drive, Suite 103
San Diego, California 92121
(Address of Principal Executive Offices)

2006 Stock Incentive Plan*
(As amended on April 10, 2008 and May 24, 2010)

Restricted Stock Award Agreements*

(Full Title of the Plan)
______________________________________________________________
 * See explanatory note on following page

Bassam B. Damaj, Ph.D.
President and Chief Executive Officer
6330 Nancy Ridge Drive, Suite 103
San Diego, California 92121
Telephone:  (858) 222-8041
 (Name, address, and telephone
number, including area code, of agent for service)
_________________
Copy  to:
Ryan A. Murr
Goodwin Procter LLP
 Three Embarcadero Center, 24th Floor
San Francisco, California 94111
Telephone: (415) 733-6000
Facsimile: (415) 677-9041

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	15,000,000 shares	$0.33(2)	$4,950,000	$353
Common Stock, $0.001 par value per share	450,000 shares	$0.46(3)	$207,000	$15

(1)  The shares registered hereunder include (i) 15,000,000 additional shares of common stock, $0.001 par value per share, of NexMed, Inc. (the “Registrant”), reserved for issuance pursuant to the Registrant’s 2006 Stock Incentive Plan, as amended on April 10, 2008 and May 24, 2010 (the “Plan”) and (ii) 450,000 shares reserved for issuance pursuant to inducement grants approved by the Board of Directors of the Registrant on March 23, 2010.   Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction under the anti-dilution provisions of the Plan, as amended or the forms of awards granted thereunder.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the Nasdaq Global Market, on June 3, 2010.

(3)  Such shares are issuable upon the vesting of outstanding Restricted Stock Awards (the “Awards”).  Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the issue price of the shares of Common Stock underlying the Awards, which was the closing price per share on March 23, 2010, the date of grant of the Awards.

EXPLANATORY NOTE:

This Registration Statement on Form S-8 is being filed by NexMed, Inc., a Nevada corporation (the “Registrant”), to register (i) 15,000,000 additional shares of common stock issuable under the Registrant’s 2006 Stock Incentive Plan, as amended (the “Plan”), pursuant to an amendment to the Plan approved by the stockholders of the Registrant on May 24, 2010, and (ii) 450,000 shares of common stock issuable under the restricted stock awards granted on March 23, 2010 to certain employees of the Registrant’s subsidiaries as “inducement awards” outside of the Registrant’s existing equity incentive plans approved by the stockholders, as permitted under NASDAQ Listing Rule 5635(c)(4), but subject in all respects to the terms and conditions of the Plan as if granted under the Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated herein by reference and made a part hereof:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 16, 2010;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 8, 2010, January 28, 2010, February 1, 2010, March 3, 2010, March 17, 2010, April 21, 2010, April 23, 2010, April 26, 2010, April 29, 2010, May 10, 2010, May 12, 2010 and May 27, 2010; and

•
The description of the common stock of the Registrant contained in the Registrant’s registration statement on Form S-3 (File No. 333-165960) filed on April 8, 2010, as supplemented by the Registrant’s prospectus supplement thereon dated April 21, 2010, including any amendment or report filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Our officers and directors are indemnified under Nevada law, our Amended and Restated Articles of Incorporation and our Second Amended and Restated By-Laws as against certain liabilities.  Our Amended and Restated Articles of Incorporation require us to indemnify our directors and officers to the fullest extent permitted by the laws of the State of Nevada in effect from time to time.  Our Second Amended and Restated By-Laws contain provisions that implement the indemnification provisions of our Amended and Restated Articles of Incorporation.

Pursuant to Article X of our Amended and Restated Articles of Incorporation, none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of the applicable statutes of Nevada.  This Article X also says that if Nevada law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by Nevada law, as so amended from time to time.  Pursuant to Section 8.1 of our Amended and Restated By-Laws, no officer or director shall be personally liable for any obligations arising out of any of his or her acts or conduct performed for or on our behalf. Nevada Revised Statutes Section 78.138 currently provides that, except as otherwise provided in the Nevada Revised Statutes, a director or officer shall not be individually liable to us or our stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Pursuant to Article XI of our Amended and Restated Articles of Incorporation, we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was or has agreed to become a director or officer of our company or is serving at our request as a director or officer of another entity or enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer, to the fullest extent permitted by applicable law, against any and all loss, liability and expenses, including attorneys’ fees, costs, damages, judgments, fines, amounts paid in settlement, and ERISA excise taxes or penalties, actually and reasonably incurred by such person in connection with such action, suit or proceeding, including any appeal.  This right to indemnification shall continue for any person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.

Article XI of our Amended and Restated Articles of Incorporation also provides that we shall pay the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, as they are incurred and in advance of the final disposition of the action, suit or proceeding, but, if applicable law so requires, only upon receipt by us of an undertaking from the director or officer to repay the advanced amounts in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses.

Section 8.1 of our Second Amended and Restated By-Laws requires us to indemnify and hold harmless each person and his or her heirs and administrators who shall serve at any time as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by any reason of his or her having been a director or officer or by reason of any action alleged to have been taken or omitted to have been taken by him or her as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability, including power to defend such person from all suits as provided for under the provisions of the Nevada Revised Statutes; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his or her own negligence or willful misconduct.  We, our directors, officers, employees and agents shall be fully indemnified in taking any action or making any payment or in refusing to do so in reasonable reliance upon the advice of counsel.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination of indemnification must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We also maintain directors and officers liability insurance with Berkley Insurance Company and RSUI Indemnity Company with total liability limits of $10,000,000 per occurrence and in the aggregate.  With some exceptions (fraud and Section 16(b) violations, for example) this coverage extends to most securities law claims.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1
Form of common stock certificate (filed as Exhibit 3.1 to Registrant’s Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997, including any amendment or report filed for the purpose of updating such information, and incorporated herein by reference).

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP.*

10.1	NexMed, Inc. 2006 Stock Incentive Plan (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement, filed on April 6, 2006).

10.2	NexMed, Inc. Amendment to 2006 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement, filed on April 18, 2008).

10.3	NexMed, Inc. Amendment to 2006 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement, filed on April 16, 2010).

10.4	Form of Restricted Stock Award Agreement*

23.1	Consent of Amper, Politziner & Mattia, P.C., Independent Registered Public Accounting Firm.*

23.2	Consent of Brownstein Hyatt Farber Schreck, LLP (filed as a part of Exhibit 5.1).

24.1	Power of attorney (set forth on signature page).
__________________________
*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, California, on June 7, 2010.

NexMed, Inc.

By:	/s/	Mark Westgate
Mark Westgate
Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints each of Bassam B. Damaj and Vivian H. Liu, his or her attorney-in-fact, with power of substitution, in his or her name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Bassam B. Damaj	President, Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2010
Bassam B. Damaj, Ph.D.

/s/ Vivian H. Liu	Executive Vice President, Chairman and Director	June 7, 2010
Vivian H. Liu

/s/ Mark Westgate	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 7, 2010
Mark Westgate

/s/ Richard J. Berman	Director	June 7, 2010
Richard J. Berman

/s/ Roberto Crea	Director	June 7, 2010
Roberto Crea

/s/ Henry J. Esber	Executive Vice President and Director	June 7, 2010
Henry J. Esber

/s/ Leonard Oppenheim	Director	June 7, 2010
Leonard Oppenheim

/s/ Russell Ray	Director	June 7, 2010
Russell Ray

EXHIBIT INDEX

Exhibit No.	Description
4.1
Form of common stock certificate (filed as Exhibit 3.1 to Registrant’s Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997, including any amendment or report filed for the purpose of updating such information, and incorporated herein by reference).

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP.*
10.1	NexMed, Inc. 2006 Stock Incentive Plan (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement, filed on April 6, 2006).
10.2	NexMed, Inc. Amendment to 2006 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement, filed on April 18, 2008).
10.3	NexMed, Inc. Amendment to 2006 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement, filed on April 16, 2010).
10.4	Form of Restricted Stock Award Agreement*
23.1	Consent of Amper, Politziner & Mattia, P.C., Independent Registered Public Accounting Firm.*
23.2	Consent of Brownstein Hyatt Farber Schreck, LLP (filed as a part of Exhibit 5.1).
24.1	Power of attorney (set forth on signature page).
__________________________
*	Filed herewith